Exhibit 5.2

FASKEN
Fasken Martineau DuMoulin LLP Barristers and Solicitors Patent and Trade-mark Agents	800 Victoria Square, Suite 3500 P.O. Box 242 Montréal, Quebec H4Z 1E9 Canada	T +1 514 397 7400 +1 800 361 6266 F +1 514 397 7600 fasken.com

February 12, 2020

TFI INTERNATIONAL INC.

8801 Trans-Canada Highway

Suite 500

Saint-Laurent, Québec H4S 1Z6

Dear Sirs:

Re:	Registration Statement on Form F-10 /A of TFI International Inc.

We refer to the shelf prospectus supplement of TFI International Inc. (the “Corporation”) dated February 12, 2020 (the “Prospectus Supplement”) relating to the offering by the Corporation of common shares of the Corporation under a short form base shelf prospectus dated October 12, 2018, forming part of the Registration Statement on Form F-10, as amended, filed by the Corporation with the U.S. Securities and Exchange Commission.

We hereby consent to the reference to our firm name on the face page of the Prospectus Supplement and under the heading “Legal Matters” in the Prospectus Supplement. We also hereby consent to the reference to our firm name and to the use of our opinions under the headings “Eligibility for Investment” and “Canadian Federal Income Tax Considerations” in the Prospectus Supplement.

By giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP

/s/ FASKEN MARTINEAU DuMOULIN LLP

SB/ll